Exhibit 99.1

AMRI Announces Fourth Quarter and Full Year 2010 Results

ALBANY, N.Y.--(BUSINESS WIRE)--February 7, 2011--AMRI (NASDAQ: AMRI) today reported financial and operating results for the fourth quarter and full year ended December 31, 2010.

Financial highlights for the fourth quarter and other recent announcements include:

  Contract revenue growth of 16% over fourth quarter 2009 including 48% growth in Large Scale Manufacturing
  Contract revenue growth of 12% over fourth quarter 2009 in Development/Small Scale, the first quarter of growth since the fourth quarter of 2008
  117% organic growth in Discovery and Development/Small Scale operations in Asia
  A research and licensing agreement with Genentech, Inc. for a family of antibacterial compounds discovered from AMRI’s proprietary research collection
  Recording of a non-cash goodwill and fixed asset impairment charge net of tax of $35.2 million, comprised of $29.2 million related to goodwill in the company’s Large Scale Manufacturing segment and $6 million related to the company’s generics manufacturing assets located in Aurangabad, India

Fourth Quarter 2010 Results

Total revenue for the fourth quarter of 2010 was $48.6 million, an increase of 12% compared to total revenue of $43.4 million reported in the fourth quarter of 2009.

Total contract revenue for the fourth quarter of 2010 was $40.7 million, an increase of 16% compared to total contract revenue of $35.0 million reported in the fourth quarter of 2009. Total contract revenue encompasses revenue from AMRI’s Discovery Services, Development and Small Scale Manufacturing, and Large Scale Manufacturing business components.

  Discovery Services contract revenue for the fourth quarter was $11.1 million, a decrease of 13% from $12.7 million in 2009.
  Development/Small Scale Manufacturing contract revenue for the fourth quarter was $10.5 million, an increase of 12% from $9.4 million in 2009.
  Large Scale Manufacturing contract revenue for the fourth quarter was $19.1 million, an increase of 48% from $12.9 million in 2009.

Recurring royalties in the fourth quarter of 2010 were $7.9 million, an increase of 4% from $7.6 million in the fourth quarter of 2009. AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra® (Telfast® outside the United States), as well as certain generic forms of Allegra®, for patents relating to the active ingredient in Allegra®.

Net loss under U.S. GAAP was $(49.1) million, or $(1.65) per basic and diluted share in the fourth quarter of 2010, compared to a net loss of $(19.2) million, or $(0.62) per basic and diluted share for the fourth quarter of 2009. During the fourth quarter of 2010, net loss under U.S. GAAP includes the impact of a $35.2 million, net of tax, or $1.18 per diluted share, non-cash goodwill and fixed asset impairment charge, $1.2 million, net of tax, or $0.04 per diluted share in costs relating to the ongoing resolution of the FDA warning letter pertaining to the company’s Burlington, Massachusetts parenteral dosage form operations received in the third quarter of 2010 and a non-cash $8.0 million correction of prior year income taxes. Net loss, as adjusted (excluding the impact of these items in the fourth quarter of 2010) was $(4.7) million, or $(0.16) per basic and diluted share.

The non-cash goodwill impairment and fixed asset impairment charge were the result of declines in the fair value of goodwill and certain fixed assets in our Large Scale Manufacturing segment to below our carrying value.

Full Year 2010 Results

Total revenue for the full year ended December 31, 2010 was $198.1 million, an increase of $1.6 million or 1% compared to $196.4 million in 2009.

Total contract revenue for the full year was $163.2 million, an increase of $6.4 million or 4% from 2009.

  Contract revenue for Discovery Services in the year ended December 31, 2010 was $46.8 million, a decrease of 2% from $47.7 million in 2009.
  Contract revenue for Development/Small Scale Manufacturing in the year ended December 31, 2010 was $36.5 million, a decrease of 4% from $38.1 million in 2009.
  Contract revenue for Large Scale Manufacturing was $79.9 million, an increase of 13% compared to $71.0 million in the year ended December 31, 2009.

Recurring royalties from Allegra® for the full year were $34.8 million, consistent with royalty revenue of $34.9 million in 2009.

Net loss under U.S. GAAP for the year ended December 31, 2010 was $(62.9) million or $(2.05) per basic and diluted share, compared to a net loss of $(16.7) million or $(0.54) per basic and diluted share in 2009. Net loss for the year ended December 31, 2010, as adjusted, was $(6.0) million, or $(0.19) per basic and diluted share.

For a reconciliation of net loss and loss per diluted share as reported to adjusted net (loss) income and (loss) earnings per diluted share for the 2010 and 2009 reporting periods, please see Table 1 at the end of this press release.

AMRI Chairman, President and CEO Thomas E. D’Ambra said, “The fourth quarter brings to a close a challenging year, with promising signs that AMRI is turning the corner in a difficult economic environment. While challenges remain for segments of our business, I believe resource reallocations and other changes we made during 2010 have created a solid foundation for growth in our contract services business in 2011. AMRI’s international discovery and development locations showed improved operating results over 2009, and we are continuing our international expansion plans as visible demand points to continued growth. With regard to our Burlington fill and finish manufacturing business, we recently received Italian AIFA approval to manufacture a commercial product for the European market and have been licensed to work in Burlington with U.S. DEA regulated substances. We have also completed the bulk of our remediation efforts related to the FDA Warning Letter. We look forward to working with the FDA to obtain their approval as we prepare to restart manufacturing. In spite of the challenges in Burlington, customer interest in these activities remains high and we look forward to getting operations up to speed soon. I sincerely believe that AMRI has weathered a difficult period in the industry while building the foundation for a more successful future. As we begin 2011, we are optimistic and look forward to a return to growth.”

Liquidity and Capital Resources

At December 31, 2010, AMRI had cash, cash equivalents and marketable securities of $41.5 million, compared to $111.1 million at December 31, 2009.

Total debt at December 31, 2010 was $13.2 million, down from $13.5 million at December 31, 2009. Cash, cash equivalents, and marketable securities, net of debt, were $28.3 million at December 31, 2010, compared to $97.6 million at December 31, 2009. The decrease in cash and equivalents was primarily due to the acquisitions of Hyaluron and Excelsyn and the company’s share repurchase program in 2010. Total common shares outstanding, net of treasury shares, were 30,255,707 at December 31, 2010.

2011 Financial Guidance

AMRI Chief Financial Officer Mark T. Frost provided contract revenue guidance for the first quarter and full year 2011. “For the full year 2010 our book to bill ratio was 1.26. Based on this and our current backlog of projects we are optimistic about our revenue growth for 2011. In the first quarter, we expect contract revenue to range from $37 million to $41 million. For the full year 2011, we expect contract revenue to range from $179 million to $187 million, an increase of up to 15% versus 2010.”

Mr. Frost continued, “With regard to our royalty revenues from worldwide sales of Allegra® and certain generic forms of Allegra®, we will not be providing guidance at this time as a result of the pending conversion of these products to the over-the-counter market in the United States and the resulting impact on the timing of royalty revenues. We estimate that our contract business gross margin will approximate 7% to 10%, research and development expenses will decrease by up to 10% and selling, general and administrative expenses will increase by 4% to 6%.”

Full Year Highlights

During 2010, AMRI made several noteworthy announcements including the following:

Business Activities

  The acquisition of Excelsyn Ltd., a well recognized leader in providing chemical development and manufacturing services to the pharmaceutical industry in Europe, located in North Wales, U.K., immediately expanding the company’s products and services, geographic footprint and market share in Europe.
  The acquisition of Hyaluron Inc., expanding AMRI’s contract manufacturing capabilities to include cGMP manufacturing and sterile filling of parenteral drugs to the biopharmaceutical industry.
  The repositioning of AMRI to meet a continued shift in demand from customers for services in Asia and Europe, including the execution of activities related to international facility, capability and workforce expansion, and significant cost reduction activities at U.S. operations.
  The approval of a new share repurchase program of up to $10 million by the company’s board of directors. The repurchase program was completed in the third quarter 2010 with the purchase of 1.6 million shares.

Research Collaborations/Agreements

  The initiation of a research collaboration with Navigen Pharmaceuticals, Inc. focused on the development of new drug therapies deploying AMRI’s fully integrated drug discovery services including assay development, screening, in vitro ADMET, computer- aided drug discovery (CADD) and medicinal chemistry.
  The five year extension and expansion of AMRI’s ongoing research collaboration with CHDI Foundation, Inc. (CHDI), focused on the discovery of new therapeutic agents for the treatment of Huntington’s disease (HD).
  The extension of a research/manufacturing agreement with Schering Corporation, a subsidiary of Merck & Co., Inc., to provide global integrated drug discovery services from the U.S., as well as through the company’s subsidiaries in India, Hungary and Singapore.

Awards/Approvals

  Inaugural winner of the Pfizer Route Design Innovation Award, beating out 40 companies who were invited to share innovative ideas for process chemistry and large scale Active Pharmaceutical Ingredient (API) production.
  The certification of specific AMRI high potency research laboratories and GMP-manufacturing facilities in Rensselaer, New York for the safe handling of potent active pharmaceutical ingredients (APIs) by SafeBridge® Consultants, Inc.
  The successful outcome of a FDA inspection of the company’s U.S. manufacturing facility in Rensselaer, New York in April 2010 with no issuance of a Form 483.
  The successful outcome of a FDA inspection of the company’s U.S. chemical development facilities located in Albany, New York, in August 2010 with no issuance of a Form 483.

R&D

  The publication of on-going results from the company’s Phase I clinical study on its novel tubulin inhibitor, ALB 109564(a), indicating that the drug is well tolerated at the doses tested with neither dose limiting toxicities nor serious adverse events.
  The commencement of a Phase I study of ALB-127158(a), a novel MCH1 receptor antagonist offering a potential new approach for the treatment of obesity. The Phase I study is anticipated to be completed during the first quarter of 2011.
  The selection of a compound from a proprietary research program for the treatment of irritable bowel syndrome (IBS) for advanced preclinical testing, with the goal of submitting an Investigational New Drug Application with the FDA in 2011.

Leadership

  The appointment of Gabriel Leung to its Board of Directors, a 22-year industry veteran with extensive experience in commercial product launch, business development, marketing, sales, medical affairs and business operations in global pharmaceutical and biotech organizations.
  The hire of David C. Lathbury, Ph.D. as vice president of chemical development assuming leadership for AMRI’s Chemical Development business including operations in Albany, Rensselaer and Syracuse, New York.
  The promotions of three key members in sales leadership including: Dr. Mark Sawicki to vice president of business development for Europe, Christopher Conway to senior director of business development for North American Discovery Services, and Angie Urdanoff to senior director, sales operations.

New Year Highlights

For 2011, AMRI noteworthy announcements to date include:

  The merging of Discovery R&D and Discovery Chemistry to form a Global Drug Discovery organization combining discovery chemistry and biology functions into a single unit across locations worldwide.
  The hire of Lori M. Henderson as AMRI vice president, general counsel and secretary, reporting to AMRI Chairman, President and CEO Thomas E. D’Ambra
  Approval from the Italian Medicines Agency (AIFA) for the company’s facility in Burlington, MA to manufacture the commercial drug product octreotide for a customer in the European Union (EU).
  DEA license approval for the company’s sterile fill and finish facility in Burlington, Massachusetts.
  Three year contract renewal with the International Chemistry Workers Union at the company’s Rensselaer, New York location.

Fourth Quarter Conference Call

The company will hold a conference call at 10:00 a.m. ET on Monday, February 7, 2011 to discuss its quarterly results, business highlights and prospects. During the conference call, the company may discuss information not previously disclosed to the public. The conference call can be accessed by dialing 888-523-1227 (domestic calls) or 719-457-2665 (international calls) at 9:45 a.m. ET and entering passcode 3475745. The webcast will be available live via the Internet and can be accessed on the company's website at www.amriglobal.com.

Replays of the webcast can also be accessed for up to 90 days after the call via the investor area of the company's website at www.amriglobal.com/investor_relations/.

About AMRI

Founded in 1991, Albany Molecular Research, Inc. (AMRI) provides scientific services, products and technologies focused on improving the quality of life. AMRI works on drug discovery and development projects and conducts manufacturing of active ingredients and pharmaceutical intermediates for many of the world's leading healthcare companies. As an additional value added service to its customers, the company is also investing in R&D in order to expand its contract services and to identify novel early stage drug candidates with the goal to outlicense to a strategic partner. With locations in the U.S., Europe, and Asia, AMRI provides customers with a wide range of services, technologies and cost models.

Forward-looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company's estimates of revenue for the first quarter and full year 2011, statements made by the company's chief executive officer and chief financial officer, including statements under the caption “2011 Financial Guidance Update,” statements made regarding the effectiveness of the remediation efforts undertaken by the company in response to the FDA letter, statements regarding the strength of the company's business and prospects, including but not limited to the planned reduction in R&D spending, statements concerning the expected nomination of pre-clinical candidates in certain of the company’s programs, and statements concerning the company's momentum and long-term growth. Readers should not place undue reliance on our forward-looking statements. The company's actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company's control. Factors that could cause such differences include, but are not limited to, the company's ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies' outsourcing of chemical research and development, including softness in these markets, sales of Allegra® and the impact of the "at-risk" launch of generic Allegra® on the company's receipt of significant royalties under the Allegra® license agreement, the risk of an “at-risk” launch of generic Allegra-D® and the impact of that on the company’s receipt of significant royalties under the Allegra® license agreement, the over-the-counter sale of Claritin, the over-the-counter sale of generic alternatives for the treatment of allergies and the risk of new product introductions for the treatment of allergies including generic forms of Allegra®, the risk that the company will not be able to replicate either in the short or long term the revenue stream that has been derived from the royalties payable under the Allegra® license agreements, the success of the company's collaborations with customers including the collaboration with Bristol-Myers Squibb Company related to biogenic amine reuptake inhibitors, the company's ability to enforce its intellectual property and technology rights, the company's ability to successfully develop novel compounds and lead candidates in its collaborative arrangements, the company’s ability to integrate the acquisitions closed during 2010 and make such acquisitions accretive to the company’s business model, the company's ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company's strategic investments and acquisitions to perform as expected, as well as those risks discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the Securities and Exchange Commission on March 13, 2010, and the company's other SEC filings. Revenue and other earnings related to guidance offered by senior management today represent a point-in-time estimate and are based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Non-GAAP Adjustment Items

To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of (loss) income from operations, net (loss) income and (loss) earnings per diluted share adjusted to exclude certain goodwill and long-lived asset impairment charges, restructuring charges, business acquisition charges, FDA remediation costs and income tax adjustments in the 2010 and 2009 periods. We believe presentation of these non-GAAP measures enhances an overall understanding of our historical financial performance because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for income from operations, net income or earnings per diluted share prepared in accordance with U.S. GAAP.

Albany Molecular Research, Inc.
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Year Ended
(Dollars in thousands, except for per share data)	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Contract revenue	$40,731	$35,037	$163,228	$156,800
Milestone and recurring royalties	7,912	8,378	34,838	39,617
Total revenue	48,643	43,415	198,066	196,417

Cost of contract revenue	41,313	31,515	152,673	138,739
Technology incentive award	791	779	3,484	3,594
Research and development	2,641	2,486	11,090	14,547
Selling, general and administrative	11,997	10,128	42,396	38,191
Goodwill and long lived asset impairment
and restructuring charges	42,780	23,264	50,782	23,229
Arbitration reserve	172	—	9,798	—
Total operating expenses	99,694	68,172	270,223	218,300

(Loss) income from operations	(51,051)	(24,757)	(72,157)	(21,883)

Interest income, net	115	72	277	376
Other (expense) income, net	(350)	(454)	(962)	(545)

(Loss) income before income taxes	(51,286)	(25,139)	(72,842)	(22,052)

Income tax (benefit) expense	(2,166)	(5,958)	(9,971)	(5,357)

Net (loss) income	$(49,120)	$(19,181)	$(62,871)	$(16,695)

Basic (loss) earnings per share	$(1.65)	$(0.62)	$(2.05)	$(0.54)

Diluted (loss) earnings per share	$(1.65)	$(0.62)	$(2.05)	$(0.54)

Albany Molecular Research, Inc.
Selected Consolidated Balance Sheet Data
(unaudited)
	December 31,	December 31,
(Dollars in thousands, except for per share data)	2010	2009

Cash, cash equivalents and investment securities	$41,481	$111,058
Accounts receivable, net	32,766	23,616
Royalty income receivable	7,416	7,101
Inventory	27,102	25,143
Total current assets	134,984	180,464
Property and equipment, net	163,265	166,746
Total assets	325,958	373,692

Total current liabilities	55,209	30,734
Long-term debt, excluding current installments	12,937	13,212
Total liabilities	82,162	59,079
Total stockholders’ equity	243,796	314,613
Total liabilities and stockholders’ equity	325,958	373,692

Table 1: Reconciliation of fourth quarter and full year 2010 and 2009 reported (loss) income from operations, net (loss) income and (loss) earnings per diluted share to adjusted (loss) income from operations, adjusted net (loss) income and adjusted (loss) earnings per share:

	Fourth Quarter	Fourth Quarter	YTD	YTD
	2010	2009	December 31, 2010	December 31, 2009
(Loss) income from operations, as reported	$(51,051)	$(24,757)	$(72,157)	$(21,883)
Goodwill and long-lived asset impairment	42,844	22,900	42,844	22,900
AMRI Hungary restructuring	-	-	(133)	(35)
AMRI India restructuring	-	364	-	364
AMRI US restructuring and impairment	(64)	-	8,071	-
Business acquisition costs	-	-	1,604	-
Arbitration reserve	172		9,798
FDA Remediation costs	1,805		1,805
(Loss) income from operations, as adjusted	$(6,294)	$(1,493)	$(8,168)	$1,346

Net (loss) income, as reported	$(49,120)	$(19,181)	$(62,871)	$(16,695)
Goodwill and long-lived asset impairment, net of tax	35,152	14,885	35,152	14,885
AMRI Hungary restructuring, net of tax	-	-	(133)	(35)
AMRI India restructuring and impairment, net of tax	-	364	-	364
AMRI US restructuring and impairment, net of tax	(42)	-	5,246	-
Prior year correction – income taxes	8,015	-	8,015	-
Income taxes	-	2,025	-	1,183
Business acquisition costs, net of tax	-	-	1,079	-
Arbitration reserve, net of tax	112	-	6,369	-
FDA Remediation costs, net of tax	1,173	-	1,173	-
Net (loss) income, as adjusted	$(4,710)	$(1,907)	$(5,970)	$(298)

(Loss) earnings per diluted share, as reported	$(1.65)	$(0.62)	$(2.05)	$(0.54)
Goodwill and long-lived asset impairment, net of tax	1.18	0.48	1.14	0.48
AMRI Hungary restructuring, net of tax	-	-	-	-
AMRI India restructuring and impairment	-	0.01	-	0.01
AMRI US restructuring and impairment, net of tax	-	-	0.17	-
Prior year correction – income taxes	0.27	-	0.26	-
Income taxes	-	0.07	-	0.04
Business acquisition costs, net of tax	-	-	0.04	-
Arbitration reserve, net of tax	-	-	0.21	-
FDA Remediation costs	0.04		0.04	-
(Loss) earnings per diluted share, as adjusted	$(0.16)	$(0.06)	$(0.19)	$(0.01)

CONTACT:
Investors:
AMRI Director of Investor Relations
Peter Jerome, 518-512-2220
or
Media:
AMRI Corporate Communications
Andrea Schulz, 518-512-2226